0000
Certificate Number

Bluesphere

INCORPORATED UNDER THE LAWS OF THE STATE OF NEVADA

* 0,000,000 *
Shares

Par Value $0.001
Common Stock

CUSIP No. 09605C202

This Certifies That * SPECIMEN *

Is The Owner Of * ZERO *

Fully paid and non-assessable shares of the Common Stock par value of $0.001 each of

BLUESHPERE CORPOTATION

transferable on the books of the Corporation in person or by duly authorized attorney upon surrender of this certificate properly endorsed. This certificate is not valid until countersigned by the Transfer Agent and registered by the Registrar. Witness the facsimile seal of the corporation and the facsimile signatures of its duly authorized officers.

S. Palas
SHLOMI PALAS
Chief Executive Officer

BLUESPHERE CORPORATION
Corporate Seal
NEVADA

Dated:
Countersigned and Registered:
BY ClearTrust, LLC
Transfer Agent

Authorized Signature
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